EXHIBIT 11


                                LADISH CO., INC.

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                 (In thousands except share and per share data)

                                                             Year Ended December 31,              Period Ended September 30,
                                                        1994           1995           1996           1996           1997
                                                                                                         (unaudited)
    COMPUTATIONS FOR STATEMENTS OF NET
      INCOME:
    Primary earnings per share of common stock
      (average share outstanding):
      Net Income (loss) from continuing
         operations                                  $(17,028)     $(22,146)        $2,135           $2,163        $13,762
      Interest Savings(1)                                  --            --            306              273             --
                                                    ---------      --------       --------         --------       --------
      Net Income (loss) from continuing
         operations, adjusted                         (17,028)      (22,146)         2,441            2,436         13,762
      Discontinued Operations                             221         1,214         (8,856)              72             --
                                                    ---------      --------       --------         --------       --------
      Net Income (loss)                              $(16,807)     $(20,932)       $(6,415)          $2,508        $13,762
                                                    =========      ========       ========         ========       ========
    Average shares of common stock
      outstanding                                   5,023,353     5,029,517      5,091,957        5,075,828      5,180,011

    Incremental shares applicable to common
      stock options and warrants(1)                        --            --      7,070,580        6,637,247      7,464,067
                                                    ---------     ---------     ----------       ----------     ----------
      Average common shares adjusted                5,023,353     5,029,517     12,162,537       11,713,075     12,644,078
                                                    =========     =========     ==========       ==========     ==========

      Primary and fully diluted earnings per
         share from:
         Continued operations                         $ (3.39)     $  (4.40)      $   0.20         $   0.21       $   1.09
         Discontinued operations                         0.04           .24           (.73)              --             --
                                                       ------        ------         ------           ------         ------
                                                      $ (3.35)      $ (4.16)      $  (0.53)        $   0.21        $  1.09
                                                       ======        ======         ======           ======         ======



    (1)  Interest savings driven by  application of the modified treasury stock method  on proceeds received from the assumed exercise of common stock options and warrants.
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